SMITH BARNEY CALIFORNIA MUNICIPALS FUND
                        10f-3 REPORT
            December 1, 1996 through May 31, 1997


                                                  % of
                    Trade               Par
Purchase  Fund % of
Issuer                   Date Selling Dealer Amount
Price     Assets    Issue

Anaheim Pub. Fin. Auth.       2/6/97    Paine Webber
$4,500,000          0.52%     2.55%
5.00% due 3/1/37
$87.60
5.00% due 3/1/27
89.524

San Diego Pub. Fin. Auth.          2/26/97   Artemis Capital
6,850,000   94.781  0.84 3.34
5.25% due 5/15/27                  Paine Webber
       5/15/22                San Ramirez
                         E.J. De La Rosa & Co.
                         Prager & Co.
                         Muriel Siebert Co.

Los Angeles Cntry. Pub. Wks.  5/15/97   Lehman Brothers
4,000,000   91.398  0.47 3.15
5.125% due 12/1/2029